Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com	Spencer Hoffman (212) 355-4449 ext. 8928 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER OF FISCAL YEAR 2025 FINANCIAL RESULTS

Net Sales and Gross Profit Increased in Both the Second Quarter and First Half of Fiscal 2025 Compared to Same Periods in Prior Year

Roanoke, Va., June 5, 2025 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter of fiscal year 2025 ended April 30, 2025.

Second Quarter 2025 Financial Results

Consolidated net sales for the second quarter of fiscal year 2025 increased 8.9% to $17.5 million, compared to $16.1 million for the same period in the prior year. OCC experienced an increase in net sales in its specialty markets during the second quarter of fiscal year 2025, compared to the second quarter of fiscal year 2024, while its enterprise markets were relatively stable. The Company continues to see general market improvement, including strengthening in OCC’s military markets.

Net sales to customers outside of the United States increased 27.1% and net sales to customers in the United States increased 4.6% in the second quarter of fiscal year 2025, compared to the same period last year. At the end of the second quarter of fiscal year 2025, the Company’s sales order backlog/forward load increased to $7.2 million compared to $6.6 million as of January 31, 2025, and $5.7 million as of October 31, 2024.

Optical Cable Corp. – Second Quarter 2025 Earnings Release

Sequentially, the Company’s net sales increased 11.5% during the second quarter of fiscal year 2025, compared to net sales of $15.7 million for the first quarter of fiscal 2025. OCC experienced sales increases in both its enterprise and specialty markets during the second quarter, compared to the first quarter of fiscal year 2025.

Gross profit increased 32.1%, or $1.3 million, to $5.3 million in the second quarter of fiscal year 2025, compared to $4.0 million for the same period in fiscal year 2024, a result of production efficiencies created by increased volumes and the related positive impact of OCC’s operating leverage. This operating leverage positively impacted the Company’s gross profit margin during both the second quarter and first half of fiscal year 2025, when compared to the same periods last year.

Sequentially, gross profit increased 15.3% during the second quarter of fiscal 2025, compared to $4.6 million for the first quarter of fiscal 2025.

Gross profit margin, or gross profit as a percentage of net sales, increased to 30.4% in the second quarter of fiscal year 2025, compared to 25.1% in the second quarter of fiscal year 2024, and compared to 29.4% for the first quarter of fiscal year 2025.

SG&A expenses increased to $5.7 million in the second quarter of fiscal year 2025, compared to $5.3 million for the second quarter of fiscal year 2024, primarily due to increases in employee and contracted sales personnel-related costs and shipping costs.

For the second quarter of fiscal year 2025, OCC recorded a net loss of $698,000, or $0.09 per basic and diluted share, compared to a net loss of $1.6 million, or $0.21 per basic and diluted share, for the second quarter of fiscal year 2024.

Fiscal Year-to-Date 2025 Financial Results

Consolidated net sales for the first half of fiscal year 2025 were $33.3 million, an increase of 7.5% compared to net sales of $31.0 million for the first half of fiscal year 2024, with sales increases experienced in both the Company’s enterprise and specialty markets.

Net sales to customers outside of the United States increased 24.3% and net sales to customers in the United States increased 3.5% in the first half of fiscal year 2025, compared to the same period last year.

Net sales for the first half of fiscal year 2025 were positively impacted by general market improvements, including particular strength in OCC’s military markets.

OCC reported gross profit of $10.0 million in the first half of fiscal year 2025, an increase of 28.5% compared to gross profit of $7.8 million in the first half of fiscal year 2024. Gross profit margin was 29.9% in the first half of fiscal year 2025 compared to 25.0% for the same period in fiscal year 2024.

SG&A expenses increased 7.6% to $11.2 million during the first half of fiscal year 2025, compared to $10.4 million for the first half of fiscal year 2024, primarily as a result of increases in employee and contracted sales personnel-related costs and shipping costs.

Optical Cable Corp. – Second Quarter 2025 Earnings Release

OCC recorded a net loss of $1.8 million, or $0.23 per basic and diluted share, for the first half of fiscal year 2025, compared to a net loss of $3.0 million, or $0.39 per basic and diluted share, for the first half of fiscal year 2024.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the second quarter, the OCC team delivered net sales growth and gross profit growth—on both a year-over-year and a sequential basis. Strong execution by the OCC team coupled with our significant operating leverage also enabled us to deliver improved gross profit margins as we realized improved manufacturing efficiencies over higher production volumes. More broadly, we continue to see positive industry trends from which we believe OCC will continue to benefit as the year progresses. As we look ahead to the second half of the year, we remain focused on disciplined execution and capitalizing on opportunities to drive shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 5, 2025, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 267-6316 in the U.S. or (203) 518-9783 internationally, Conference ID: OCCQ225. For interested individuals unable to join the call, a replay will be available through Thursday, June 12, 2025, by dialing (800) 839-5324 or (402) 220-1521. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is MIL-STD-790G certified.

Optical Cable Corp. – Second Quarter 2025 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024

Net sales	$17,550	$16,112	$33,292	$30,967
Cost of goods sold	12,215	12,073	23,331	23,215

Gross profit	5,335	4,039	9,961	7,752

SG&A expenses	5,743	5,319	11,203	10,413
Royalty expense, net	7	7	13	13
Amortization of intangible assets	14	14	27	27

Income (loss) from operations	(429)	(1,301)	(1,282)	(2,701)

Interest expense, net	(249)	(281)	(513)	(579)
Gain on insurance proceeds, net	⸺	⸺	⸺	219
Other, net	(5)	(12)	16	49
Other income (expense), net	(254)	(293)	(497)	(311)

Income (loss) before income taxes	(683)	(1,594)	(1,779)	(3,012)

Income tax expense	15	7	26	15

Net income (loss)	$(698)	$(1,601)	$(1,805)	$(3,027)

Net income (loss) per share:
Basic and diluted	$(0.09)	$(0.21)	$(0.23)	$(0.39)

Weighted average shares outstanding:
Basic and diluted	7,798	7,711	7,810	7,732

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Optical Cable Corp. – Second Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2025	October 31, 2024
Cash	$894	$244
Trade accounts receivable, net	9,113	10,946
Inventories	19,058	18,725
Other current assets	528	685
Total current assets	29,593	30,600
Non-current assets	9,480	9,758
Total assets	$39,073	$40,358

Current liabilities	$15,675	$15,144
Non-current liabilities	4,283	4,372
Total liabilities	19,958	19,516
Total shareholders’ equity	19,115	20,842
Total liabilities and shareholders’ equity	$39,073	$40,358

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